EXHIBIT 23.1



        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Incentive Plan of Ohio Casualty Corporation of our reports dated March 1, 2005, with respect to the consolidated financial statements and schedules of Ohio Casualty Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Ohio Casualty Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ohio Casualty Corporation, filed with the Securities and Exchange Commission.




 /s/  Ernst & Young LLP


 Cincinnati, Ohio

 May 16, 2005